UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 29, 2012

SINOCUBATE, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-29219	98-0199508
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Kerry Center, 1515 West Nanjing Road, Suite 1002
Shanghai, 200040
(Address of principal executive offices, including zip code)

+ 86 (21) 5298 6257
(Registrant’s telephone number, including area code)

Not Applicable
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective March 29, 2012, Mr. Gordon S.F. Lin resigned as the chief financial officer and member of the Board of Directors of SinoCubate, Inc. (the “Company”), and Ms. Jiyun Ge was appointed as the chief financial officer and elected to the Board of Directors of the “Company.”

Ms. Ge, age 37, brings to the Company more than ten years of general accounting, taxation and auditing experience both in China and the U.S. Before joining the Company, Ms. Ge was the account supervisor with The Oilgear Company in Shanghai, responsible for the total financial operation, including but not limited to the conversion of local statutory accounts in P.R. China to US GAAP, and the various filings as required.  Prior to Oilgear, Ms. Ge was an accountant for five years with several public accounting firms in the United States with a focus on audits, review and compilations of private and publicly listed corporations where she held various positions and supervised several accounting teams. Ms. Ge also has extensive experience in both corporate and non-profit-tax returns, and financial statement preparation.  Prior to living in the United States, Ms. Ge worked for five years in a large state-owned construction company as a cost accountant and prepared and reviewed budget forecasting for the company.

Ms. Ge received her Master of Science in Business (Major in Accounting) from the University of Maryland (College Park), her Bachelor of Fine Art (Major in Accounting) from the University of St. Thomas (Houston, TX), and her Associates Degree (Major in Accounting) from Chongqing University (P.R. China).  Ms. Ge is CPA-certified in the state of Colorado and a member of AICPA, as well as a member of The Institute of Internal Auditors (IIA).

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SINOCUBATE, INC.

Date: April 3, 2012	By:	/s/ Tom Simeo
Tom Simeo
CEO, Chairman

3